Exhibit 10.1

[SIR LETTERHEAD]

August 5, 2019

Steadfast Income Advisor, LLC

18100 Von Karman Avenue, Suite 500

Irvine, California 92612

Re:	Steadfast Income REIT, Inc. – Advisory Agreement

Ladies and Gentlemen:

This letter agreement sets forth certain agreements and understandings that each of Steadfast Income Advisor, LLC (the “Advisor”) and Steadfast Income REIT, Inc. (the “Company”) has agreed to undertake in connection with the Company’s proposed business combination with Steadfast Apartment REIT, Inc. (the “Merger”) pursuant to the Agreement and Plan of Merger among them and certain affiliated entities dated as of the date hereof (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Amended and Restated Advisory Agreement among the Company, its operating partnership and the Advisor, dated May 4, 2010, as amended.

1.    Disposition Fees. The Advisor hereby waives any claim for a Disposition Fee in connection with the proposed Merger and further confirms that “total consideration” as used in Section 9(c) of the Advisory Agreement, as amended to date, means the price per Share paid to Stockholders of the Company multiplied by the number of Shares outstanding at the time of determination.

2.    Termination. The Advisor and the Company hereby terminate the Advisory Agreement, effective upon consummation of the Merger.

3.    New Convertible Stock. Pursuant to Section 7.11 of the Merger Agreement, if prior to the closing of the Merger, Steadfast Apartment Advisor, LLC (“STAR Advisor”) requests that, in lieu of the incentive and performance fees provided for in the Amended and Restated STAR Advisory Agreement (as defined in the Merger Agreement), Steadfast Apartment REIT, Inc. (“STAR”) issue, at the closing of the Merger, convertible stock (the “New Convertible Stock”) in exchange for the convertible stock currently owned by STAR Advisor (such exchange, the “Exchange”), the Company, upon the approval of the special committee of its board of directors, shall consent (which consent shall not be unreasonably withheld, delayed or conditioned) and shall take all necessary actions (including amending the Merger Agreement) to provide for the Exchange, including amending the Amended and Restated STAR Advisory Agreement to delete the incentive and performance fees and issuing the New Convertible Stock in the Exchange. The New Convertible Stock shall have terms and conditions regarding conversion that are substantially similar to the terms set forth in the Amended and Restated STAR Advisory Agreement regarding incentive and performance fees.

4.    Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this letter agreement or any right, interest or benefit under this letter agreement without the prior written consent of each other party. Subject to the foregoing, this letter agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

5.    Invalid Provision. The invalidity or unenforceability of any provision of this letter agreement shall not affect the other provisions hereof, and this letter agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

6.    Applicable Law. This letter agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of California.

7.    Waiver. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS LETTER AGREEMENT. The parties hereto each hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in Los Angeles, California, in respect of the interpretation and enforcement of the terms of this letter agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court.

8.    Attorneys’ Fees. If a dispute arises concerning the performance, meaning or interpretation of any provision of this letter agreement or any document executed in connection with this letter agreement, then the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing also shall be entitled to recover its attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any judgment.

9.    Entire Agreement. This letter agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This letter agreement may not be amended or supplemented other than by an agreement in writing signed by the parties hereto.

10.    Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this letter agreement or to exercise any right under this letter agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

11.    Counterparts. This letter agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this letter agreement.

[Signatures Follow]

If the foregoing accurately sets forth your understanding of our agreement, please sign and return the enclosed copy of this letter agreement.

Very truly yours,

STEADFAST INCOME REIT, INC.

By:	/s/ Rodney F. Emery
Name:	Rodney F. Emery
Title:	Chief Executive Officer

Acknowledged and Agreed to as of the date first written above:

STEADFAST INCOME ADVISOR, LLC

By:	/s/ Ella Shaw Neyland
Name:	Ella Shaw Neyland
Title:	President

[Signature Page to Termination Agreement]